EXHIBIT 99(2)

                     [CANARGO ENERGY CORPORATION LETTERHEAD]

                FOR IMMEDIATE RELEASE IN NORTH AMERICA AND EUROPE

         August 31, 2000 - CanArgo announces successful horizontal well

Calgary,  Alberta,  Oslo,  Norway - CanArgo Energy Corporation (OSE: CNR, OTCBB:
GUSH) announced today the initial results of its horizontal well, N98H, on the Ninotsminda field in the Republic of Georgia.

Production has more than tripled on this well as a result of the horizontal sidetrack. Stabilized production rates are now approximately 220 barrels of oil and 750,000 cubic feet of gas per day, or 300 boepd. This production rate is being achieved on a restricted 8 mm choke with a flowing tubing pressure of some 52 atmospheres (765 psi) and a 17% drawdown. Additional stimulation and clean-up procedures are underway. Based on current data, further improvements in production are anticipated.

The horizontal sidetrack was drilled to confirm the viability of cost-effective production increases within the eastern part of the Ninotsminda field. This section of the field is typically less productive than the central and western part of the field, where CanArgo's more prolific producing wells are located. Drilled at a total measured depth of 3,271 m, the 350 meter horizontal sidetrack was completed in August 2000. The drilling was achieved on time and under budget, at a cost of approximately $650,000.

Dr David Robson, Chief Executive Officer, commented, "I am pleased with the initial results from N98H, the first horizontal well in Georgia. The incremental production lends to very attractive economics for these horizontal sidetracks in today's environment. Furthermore, the increased production within this lower productivity part of the reservoir validates our overall development plan for this field. This plan includes additional horizontal sidetracks in the central and western part of the Ninotsminda field."

CanArgo is also drilling well N97, which is being drilled jointly with AES, and is targeted principally at the Cretaceous sequence. This well is currently at a depth of approximately 2,200 m and is expected to reach its total depth of 4,500 m by November 2000.

CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia. The Company's activities at its primary field in Georgia, the Ninotsminda field, are conducted through its wholly owned subsidiary, Ninotsminda Oil Company Limited. In addition, the Company has interests in several other oil and gas prospects and in refining, marketing, independent power production and oilfield technology activities.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.

For  further  information,  contact:

North  America                      Norway
Tel:  +403.777.1185                 Eric  Cameron,  Gambit
Toll  Free  1-888-777-7974          Tel  :  +47.22.04.82.00
E-mail  :  info@canargo.com         Fax  :  +47.22.04.82.01
web:  www.canargo.com